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                                                                   Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
AGCO Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-113560, No. 333-104352, No. 333-85404, No. 333-85400, No. 333-75591, and No.
33-91686) on Forms S-3 and S-8 of AGCO Corporation and subsidiaries of our reports dated March 14, 2005, with respect to the consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of AGCO Corporation.

Our report dated March 14, 2005 on the consolidated financial statements referred to above refers to a change in accounting for goodwill and other intangible assets in 2002.

Our report dated March 14, 2005 on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states that AGCO Corporation acquired the Valtra tractor and diesel operations during 2004. Management excluded from its assessment of the effectiveness of AGCO Corporation's internal control over financial reporting as of December 31, 2004, Valtra's internal control over financial reporting. Our audit of internal control over financial reporting of AGCO Corporation also excluded an evaluation of the internal control over financial reporting of the Valtra tractor and diesel operations.



                                         /s/  KPMG LLP

Atlanta, Georgia
March 14, 2005